                                                                    EXHIBIT 10.8

                                VIASYSTEMS, INC.

                            MANUFACTURING AGREEMENT

         This agreement (this "Agreement") is made this 21st day of September, 2001 between Viasystems, Inc., a Delaware corporation ("VIASYSTEMS"), and SR Telecom S.A.S., a French corporation ("S.A.S.") and SR Telecom Inc., a corporation incorporated pursuant to the laws of Canada. For the purposes of this Agreement, SR Telecom Inc. and S.A.S. are collectively referred to as the "Buyer".

                                    RECITALS

         The parties desire to establish the terms and conditions that will apply to Buyer's purchase of certain products manufactured by Viasystems for Buyer. Buyer desires to have certain products of its design manufactured by Viasystems for sale to Buyer. Viasystems has the capability of manufacturing such products in its Rouen Facilities or in any other Viasystems facility and desires to do so for sale to Buyer.

                                    AGREEMENT

         In consideration of the foregoing and the agreements contained herein, the parties agree as follows:

1.       DEFINITIONS.

         a) "Affiliate" shall mean any entity that directly or indirectly controls, is under control with, or is controlled by, one of the parties to this Agreement. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty-one percent (51%) of the shares of the subject entity entitled to vote in the election of the directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

         b) "Confidential Information" of a party shall mean any information disclosed by that party to the other pursuant to this Agreement which is written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure), and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding any failure to so identify it, however, all Specifications shall be Confidential Information of Viasystems.

         c) "Cost" shall mean the actual purchase price of a component, its production or a service and does not include an administrative or similar mark-up.

         d) "Delivery Date" shall mean a date of which delivery of Products is requested in a Purchase Order and accepted by Viasystems.

         e) "Distribution Item" shall mean a component that is included in a Buyer stocking agreement with a third party distributor that is held in the distributor's stock and available for immediate shipment to Buyer or its authorized manufacturer.

         f) "Excess Inventory" shall mean materials, components and supplies purchased under the terms of this agreement, held in inventory by Viasystems and for which there is no requirement in the next 90 days of the forecast.

         g) "Intellectual Property" shall mean (i) all rights held by Buyer in the Products and in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks, tradenames, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws, and (ii) all rights held by Viasystems in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks, tradenames, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition of trade secret laws.

         h) "Inventory" shall mean raw materials, components and supplies necessary for the manufacture of Products pursuant to this Agreement.

         i) "Long-Lead Inventory" shall mean those items of Inventory identified in writing by Viasystems to Buyer prior to beginning manufacture of any particular type of Product that have a lead time from Viasystems' supplier longer than ninety
                  (90) days.

         j) "Products" shall mean all products designed and/or marketed by Buyer or its Affiliates included in Exhibit A hereto and any modification or replacement thereof or substitution therefore.

         k) "Purchase Order" shall mean a Buyer Purchase Order in the form mutually agreed by the parties.

         l) "Services" shall mean the manufacturing services set forth in Exhibit B hereto.

         m) "Specifications" shall mean the written specifications for the Products as provided by Buyer and accepted by Viasystems, and as revised from time to time upon mutual agreement of the parties.

2.       MANUFACTURE AND SUPPLY OF PRODUCTS.

         a) Agreement to Manufacture. Pursuant to Purchase Orders or changes to Purchase Orders issued by Buyer or/and Affiliate and accepted by Viasystems, Viasystems agrees to procure Inventory and to manufacture, test, assemble, and deliver the Products pursuant to the Specifications for each such Product and to deliver such Products to a location designated by Buyer. Buyer agrees to purchase all manufacture, test and assembly services for the Products and all Products required by Buyer and its Affiliates on a global basis during the term of this Agreement exclusively from Viasystems. Viasystems will not place its name on any other marking not approved by Buyer anywhere on the Products or their respective packaging material, except markings, if any, which are required by law.

         b) Forecasts. Viasystems shall supply the quantities of Product meeting the Specifications on the Delivery Dates requested by Buyer provided that a Purchase Order has been issued by the Buyer and accepted by Viasystems. On the fifteenth (15th) day of each month, Buyer shall provide Viasystems with a rolling forecast in writing (the "Forecast") of Buyer's monthly and estimated aggregate purchase requirements of Product for the next twelve-month period. Subject to Section 2e) hereof, 3 months of the Forecast shall be binding, unless a longer. period is approved in writing by Buyer. Subject to these binding Forecast requirements, if the Forecast for any period is less than the previous Forecast supplied for the same period, the difference will be considered canceled. Any cancellation of forecast within the binding period (3 months) generating Excess Inventory shall be resolved per subsection 6.c). If the new Forecast for any period is greater than the previous Forecast supplied for the same period, Viasystems shall nonetheless supply, the difference in the forecasted quantity of Products so long as the difference does not exceed 35%, 65% and 100%, respectively, of the previous Forecast with respect to the next thirty, sixty and ninety days of the previous Forecast. Viasystems shall use its commercially reasonable efforts to supply the number of Products set forth in the Forecast.

         c) Purchase Orders. All orders for Product shall be submitted to Viasystems in writing by mail or facsimile to the address set forth on the signature page to this Agreement, and shall conform to the binding Forecasts in accordance with Section
                  2b). Buyer shall submit such Purchase Orders to Viasystems at least sixty (60) days prior to the date of requested delivery ("Delivery Date"), or such longer period of time as mutually agreed upon by the parties for Products incorporating Long-Lead Inventory.

         d) Inventory. Viasystems agrees to purchase or hold in Inventory all components to fulfill Buyer Purchase Orders plus 1 month of Forecast and Long-Lead Inventory. Viasystems will order Long-Lead Inventory to fulfill Buyer purchase orders plus Forecast due within the stated lead-time of the component, provided that, Viasystems provides Buyer a monthly report on the status of Long-Lead Inventory. Viasystems will use proper procurement practices to minimize the Buyer's exposure to excess inventory. Viasystems shall add its manufacturing lead time of two (2) to three (3) weeks to each of the time frames described in this Section 2d).

         e) Changes/Cancellation. The three (3) month binding Forecast may not be cancelled. Buyer may change a the Delivery Date for Products by submitting written notice to Viasystems on the following terms:

REMAINING LEAD TIME                                           REMARKS
-------------------                                           -------
0-30 days                                             Prior to original Delivery
                                                      Date-No Change

31-60 days                                            Reschedules not to exceed 15 days
                                                      from original Delivery Date.

61-90 days                                            Reschedules not to exceed 30 days
                                                      from original Delivery Date

90+ days                                              May be rescheduled with material
                                                      liability to Buyer as defined herein

         f) Acceptance or Rejection of Purchase Orders. All Purchase Orders shall be deemed accepted unless rejected by Viasystems, in writing, within ten (10) days of receipt by Viasystems. In the event of a conflict between the terms of a Purchase Order and this Agreement, this Agreement shall control.

         g) Engineering Changes. Buyer may request at any time, with at least five (5) days' written notice, that Viasystems incorporate an engineering change into a Product. Such request will include a description of the proposed change sufficient to permit Viasystems to evaluate its feasibility, in good faith and as may be mutually agreed, when requested changes are significant, a longer notice period will be provided. Viasystems' evaluation shall be in writing and shall state the impact on delivery schedule and expected Cost. Viasystems will not be obligated to proceed with the engineering change until the parties have agreed in good faith on the changes to the Specifications, Delivery Dates and Pricing and upon the costs to be paid by Buyer, including reassembly, retooling or Cost of Inventory on-hand and on-order that becomes obsolete as a result of the engineering change. Viasystems will use all reasonable efforts to return all unused Inventory for full refund, to cancel pending orders and to take other actions to reduce such costs to be paid by Buyer as determined under
                  Section 6.a).

         h) New Products. Buyer may from time to time, request in writing that Viasystems manufacture and test first articles, prototypes, pre-production units, test units or other similar products ("Odd Units"). Viasystems makes no representation or warranty as to Odd Units and assumes no liability for or obligation related to the yield, performance, accuracy, specifications, defects of or due to (i) fixtures, designs or instructions produced or supplied by Buyer, (ii) components or other equipment from the Buyer or any vendor on the Approved Vendor List, or (iii) printed circuit boards or any other Buyer designated components that are manufactured pursuant to Buyer's Specifications.

         i) Repair. Viasystems agrees to provide the Buyer with repair services for the Products according to the procedure in Exhibit D, for which Viasystems will invoice the Buyer as per the Pricing agreed upon and defined in Exhibit E. The Payment shall be made according to section 7.a) of this Agreement. Viasystems shall provide such Services, for the duration of this Agreement, exclusively to the Buyer for the Buyers Products in Exhibit D hereto and any modification or replacement thereof or substitution therefore.

3.       COMPONENTS; TOOLING.

         a) Approved Vendor List. Buyer shall provide a Bill of Materials and Approved Vendor List (an "AVL") for each Product to be manufactured hereunder. Viasystems shall manufacture the Products using components obtained solely from vendors included on the AVL, as it may change from time to time, as determined by Buyer. The AVL shall not be amended without prior written approval by Buyer. Notwithstanding the foregoing, Viasystems will be permitted to substitute components manufactured by Viasystems or its Affiliates for components designed on the AVL with the prior consent of Buyer, which consent will not be unreasonably withheld. All such changes must: (i) not impact form, fit or function; and
                  (ii) provide equal or superior performance/features/ functionality to the Products as they existed prior to making of the change.

         b) Buyer Supplied Components. Buyer may supply components to Viasystems at Viasystems' expense upon the written consent of Viasystems. Such components, including provision for failed parts, shall be delivered to Viasystems not later than three
                  (3) weeks prior to the scheduled Delivery Date for the related Products to Buyer. Should Buyer be unable to meet such delivery requirements, Buyer may, at its option, request Viasystems to either (i) ship Products to Buyer absent the supplied parts on or after seven (7) days from the scheduled Delivery Date or (ii) hold the Products pending receipt of such components from Buyer. Under these circumstances Buyer will give written notification to Viasystems prior to the scheduled Delivery Date, and Viasystems may invoice Buyer for such Products on or after seven (7) days from the scheduled Delivery Date, or on such other terms as equitably agreed by the parties. Should Buyer be required to procure components at a premium cost as the result of a default by Viasystems, Viasystems shall be responsible for the premium costs incurred and Buyer shall not be required to pay mark-up on the Product purchase price for any additional cost incurred. If the required premium purchases are a result of an act by Buyer, then Buyer shall be responsible for the premium price and the associated markups.

         c) Tooling/Non-Recurring Expenses. Viasystems shall provide tooling that is not specific to the Product at its own expense. Buyer shall pay for or obtain and consign to Viasystems for its use any Product-specific tooling and other reasonably necessary non-recurring expenses specific to the Product, as set forth in Viasystems' quotation, and approved in writing by Buyer ("Set-Up Property"). Buyer shall own title to all Set-Up Property and shall be responsible for maintenance and calibration costs. Viasystems shall hold and maintain all Set-Up Property and other property for Buyer and shall exercise reasonable care in the use and custody of such property and shall use such property only in performing its obligations under this Agreement. Viasystems will mark all Set-Up Property to clearly identify it as being the property of Buyer. Viasystems shall not grant any security interest in or incur any liens or any other encumbrances on said Set-Up Property. Upon termination of this Agreement or upon Buyer's written request, Viasystems will promptly return all Set-Up Property in good and workable condition, with the exception of normal wear and tear, to a location identified by Buyer at Buyer's cost.

4.       DOCUMENTATION

         a) Viasystems shall furnish, at no charge, materials, and/or documentation, including such documentation as is reasonably required to support installation, operation and maintenance activities, and any succeeding changes thereto, as described in the Specifications and elsewhere in this Agreement. With respect to materials, and/or documentation containing information pre-existing and not created under or in contemplation of this Agreement: 1) Buyer may use, reproduce, reformat and distribute such Product documentation; and 2) Buyer shall reproduce Viasystems' copyright notice contained in any documentation reproduced without change by Buyer.

         b) For documentation that is reformatted or modified by Buyer, Buyer shall have the right to place only Buyer's own copyright notice on the reformatted or modified documentation. It is the intent of the parties that Buyer's copyright notice shall be interpreted to protect the underlying copyright rights of Viasystems to the documentation to the extent such underlying rights are owned by Viasystems.

5.       TRAINING

         a) If requested by Buyer, Viasystems will, at rates usually charged by Viasystems:

                  (i) provide instructors and the necessary instructional material of Viasystems' standard format to train Buyer's personnel in the installation, planning and practices, operation, maintenance and repair of materials furnished under this Agreement. These classes shall be conducted at reasonable intervals at locations agreed upon by Viasystems and Buyer; or

                  (ii) at the option of Buyer, provide to Buyer training modules or manuals and any necessary assistance, covering those areas of interest outlined in (a) of this Section, sufficient in detail, format and quantity to allow Buyer to develop and conduct its own training program.

6.       PRODUCT SHIPMENT AND INSPECTION AND QUALITY AND ENVIRONMENT.

         a) Shipments. Buyer intends to monitor Viasystems' delivery performance. All Products delivered pursuant to the terms of this Agreement shall be suitably packed and marked according to Buyer's instructions. Buyer's delivery requirement is that Viasystems maintains a mutually agreed on time delivery performance based on Viasystems' committed date. Products may be delivered up to three (3) days early and three (3) days late. (the "Dock Date"). Shipment will be F.O.B. Viasystems' factory, at which time risk of loss and title will pass to Buyer. All freight, insurance and other shipping expenses will be paid by Buyer, as well as any special packaging expenses approved in writing by Buyer and not included in the original price quotation for the Products.

         b) If Viasystems fails to deliver conforming Products within the time frame agreed to between the parties in this Agreement or a Purchase Order placed pursuant to this Agreement, Buyer shall have the right to extend such delivery time frame to a later date not to exceed thirty (30) days, subject however, to the right to cancel the Purchase Order if delivery is not made within the thirty (30) day delay and performance is not completed on or before such extended delivery date and to the extent that such cancellation is a result of a customer of Buyer canceling a purchase order with Buyer and in such an event Viasystems agrees to reconfigure the Products at its cost within six (6) months if the Products in question are the subject of a Purchase Order within said six (6) month period. After the period of six (6) months, such Products shall be deemed to be Excess Inventory.

         c) Cancellation. Buyer may not cancel any portion of an accepted Purchase Order and associated three (3) month of Forecast, or Forecast affecting Long-Lead Inventory or other Inventory required to be on hand pursuant to Section 2.d) hereof without Viasystems' prior written approval, which will not be unreasonably withheld. If parties agree upon a cancellation of Forecast, Viasystems will provide the Buyer with a projection on the Excess Inventory generated by the cancellation. On the 30th day of each month, Viasystems will submit to the Buyer the list of Excess Inventory items for review and approval. Upon approval, the Buyer will issue a Purchase Order for these items at 110% of the cost. Viasystems agrees to hold and maintain , at no additional charges, the Excess inventory in its facility for a period of no longer than six (6) months. Viasystems agrees to buy back the Excess Inventory at Cost to satisfy new requirements from the Buyer forecast or for any of its other Customer, as a preference to its regular sources.

                  Upon cancellation of a Purchase Order, the Buyer will pay Viasystems for Products and Inventory (except in the case of a cancellation of a Purchase Order resulting from the failure to deliver as set forth in 6b)) affected by the cancellation as follows: (i) 100% of the purchase price for all finished Products in Viasystems' possession, (ii) 110% of the cost of all Inventory on order and not cancelable, (iii) a pro-rata portion of the Product labor price for all work in process, and (iv) any vendor cancellation charges incurred with respect to Inventory or Long-Lead Inventory accepted for cancellation or return by the vendor, to the extent that such Inventory charges are a result of purchasing activity by Viasystems within the terms set forth in Section 2.d) including minimum order quantities. Viasystems will use reasonable commercial efforts, including the mutual involvement of Buyer, to return unused Inventory for a full refund, net of restocking charges of such vendor and to cancel pending orders. Buyer will be entitled to take delivery of all Products and Inventory to be paid for by Buyer under this Section 6a), promptly following Viasystems' receipt of payment therefore.

         d) Product Inspection and Acceptance. Viasystems shall inspect all manufactured Products according to the Specifications and shall be responsible for manufacturing the Products in accordance with the Specifications. The Products delivered by Viasystems will be inspected and tested as required by Buyer within 120 days of receipt (the "Acceptance Period"). If Products are found to be defective in material or workmanship and/or fail to meet the Specifications, Buyer may reject such Products during the Acceptance Period. Products not rejected during the Acceptance Period will be deemed acceptable. Buyer may return rejected Products upon receipt of a Return Material Authorization (RMA) number from Viasystems. Rejected Products will be repaired or replaced, at Viasystems' option, and returned freight pre-paid within 10 business days of receipt of the Product, unless otherwise negotiated. Viasystems shall not be responsible for Products that are without detectable defects by Buyer approved inspections and tests, yet fail to meet Specifications due to design considerations. The Buyer may perform Product acceptance at Viasystems premises at no additional charges from Viasystems.

         e) Quality. All Products manufactured under the terms of this agreement shall comply to workmanship standard IPC 610 class 2.

                  Within the first year of the agreement, Viasystems shall become certified to ISO 9001-2000 standards.

         f) Heavy Metals And/Or CFC In Packaging. Viasystems warrants to Buyer that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Buyer under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. Viasystems further warrants to Buyer that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Buyer under this Agreement does not exceed 100 parts per million. Upon request, Viasystems shall provide to Buyer Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this Section f).

         g) Ozone Depleting Substances. Viasystems hereby warrants that it is aware of international agreements and legislation in several nations, including the United States, which limits, bans and/or taxes importation of any product containing, or produced using ozone depleting substances ("ODS"), including chloroflurocarbons, halons and certain chlorinated solvents. Viasystems hereby warrants that the Products furnished to Buyer will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the Products furnished to Buyer will be able to be imported and used lawfully (and without additional taxes associated with ODS not reported to Buyer by Viasystems as set forth in this Section 6.g)) under all such agreements, legislation and requirements. Viasystems also warrants that it is currently reducing, or if Viasystems is not the manufacturer of the Products, is currently causing the manufacturing supplier to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing supplier eliminate the use of ODS in the manufacture of the Products.

                  If the Products furnished by Viasystems under this Agreement is manufactured outside the United States, Viasystems shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the Products furnished under this Agreement, complete, sign and return to Buyer, in the form found in Attachment E of the Supply Agreement, the ODS Content Certification. The ODS Content Certification must be signed by Viasystems' facility manager, corporate officer or his delegate.

                  The term "ODS content" on the ODS Content Certification means the total pounds of ODS used directly in the manufacture of each unit of Products. This includes all ODS used in the manufacturing and assembly operations for the Products plus all ODS used by Viasystems' suppliers and any other suppliers in producing components or other products incorporated into the Products sold to Buyer.

                  Viasystems is responsible to obtain information on the ODS content of all components and other products acquired to manufacture the Products and to incorporate such information into the total ODS content reported to Buyer; provided however, that Viasystems should not include in the ODS content those components or other products which are manufactured in the United States. Viasystems hereby warrants to Buyer that all information furnished by Viasystems on the ODS Content Certification is complete and accurate and that Buyer may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Viasystems shall defend, indemnify and hold Buyer harmless of and from any claims, demands, suits, judgments, liabilities, fines, penalties, costs and expenses (including additional ODS taxes as provided for in paragraph one of this clause and reasonable attorney's fees) which Buyer may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto by reason of Buyer's use of reliance on the information furnished to Buyer by Viasystems on the ODS Content Certification or by reason of Viasystems' breach of this clause. Viasystems shall cooperate with Buyer in responding to any inquiry concerning the use of ODS to manufacture the Products or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODS used to manufacture the Products or components thereof.

         h) Ozone Depleting Substances Labeling. Viasystems warrants and certifies that all Products, including packaging and packaging components, provided to Buyer under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."

         i) Compliance With Environmental, Occupational Health And Safety (EH&S) Laws. Viasystems and all persons furnished by Viasystems shall comply at their own expense with all applicable EH&S laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

         j) Environmental Management Systems. Viasystems warrants to Buyer that it intends to implement elements of an internationally recognized environmental management system (EMS) standard, for example ISO 14001, or Eco-Management and Audit Scheme. As part of the EMS, Viasystems agrees to establish environmental objectives/targets that will lead to improved environmental performance.

         k) Environmentally Restricted Substances. Viasystems warrants to Buyer that none of the following substances are used or will be used in the manufacture or processing of Products supplied to Buyer nor do the products contain any measurable amount of the following substances:

Asbestos (all types)                             Trichlorofluoroethane (CFC 11)

Cadmium and Cadmium Compounds (used as           Dichlorodifluoromethane (CFC 12)
a dye, pigment or stabilizer in any
plastic, paint or lacquer, or plating
material)

Lead Pigments (excludes lead compounds           Chlorotrifluoromethane (CFC 13)
in plastics if total lead content in
plastic is less than 50% and no
substitute exists)

Polychloriated Biphenyls (PCBs)                  Pentachlorofluoroethane (CFC 111)

Polybrominated Biphenyls (PCBs)                  Tetrachlorodifluoroethane (CFC 112)

Polybrominated Biphenyl Ether (PBBE)           Trichlorotrifluoroethane (CFC 113)

Polychlorinated Triphenyls (PCT)               Dichlorotetrafluoroethane (CFC 114)

Pentachlorophenols (PCP)                       Monochloropentafluoroethane (CFC 115)

Polybromodiphenyloxides (PBDOs)                Heptachlorofluoropropane (CFC 211)

Polychlorinated and polybrominated             Pentachlorotrifluoropropane (CFC 213)
dibenzodioxins

Polychlorinated and polybrominated             Tetrachlorotetrafluoropropane (CFC 214)
dibenzofurans

Vinyl Chloride (As Residual Monomer)           Trichloropentafluoropropane (CFC 215)

Ethylene glycol monomethyl ether (CAS #        Dichlorohexafluoropropane (CFC 216)
109-86-4)

Ethylene glycol monomethyl ether acetate       Monochloroheptafluoropropane (CFC 217)
(CAS # 110-49-6)

Ethylene glycol monoethy1 ether (CAS # 110-    Bromochlorodifluoromethane (HALON 1211)
80-5)

Ethylene glycol monoethyl ether acetate (CAS   Bromotrifluoromethane (HALON 1301)
# 111-15-9)

Diethylene glycol dimethyl ether (CAS # 111-   Dibromotetrafluoromethane (HALON 2402)
96-6)

Diethylene glycol monomethyl ether (CAS #      Carbon Tetrachloride (CC1(4))
111-77-3)

Triethylene glycol dimethyl ether (CAS #       1,1,1 Trichloroethane (CH(2)CC1(3))
112-49-2)

7.       PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES.

         a) Payment Terms. Payment for any products, services or other costs to be paid by Buyer hereunder are due thirty (30) days from the date of invoice for Products delivered to Buyer and shall be made by in French Francs or in Euros.

         b)       Additional Costs.

                  (i) Duties and Taxes. All prices quoted are exclusive of federal, state and local excise, sales, use and similar duties and taxes, and Buyer shall be responsible for all such items.

                  (ii) Expediting Charges. Buyer shall be responsible for any expediting charges reasonably necessary because of a change in Buyer's requirements. Viasystems shall obtain approval from Buyer for expediting charges prior to incurring any such charge.

         c) Price; Price Changes. The initial purchase prices for the Products identified on Exhibit A and Services identified in Exhibit B hereto are set forth on Exhibit C hereto. The initial purchase price for any new Product or Services shall be established by mutual good faith agreement of the parties.

                  (i) Market Fluctuations. Unless otherwise agreed to, in the event of extraordinary increases or decreases (in the amount of 5% or more) in the market price of materials, raw materials, labor and other production costs, Viasystems shall have the right to renegotiate in good faith the price of goods not yet shipped, with the exclusion of finished Products. Viasystems shall substantiate such changes in cost with documentation satisfactory to Buyer, including, but not limited to, a list of purchased material and purchased services showing quantities and cost for each, and direct labor hours for each operation. If agreement is not reached on pricing for existing Purchase Orders, Viasystems shall have the right to reject any forecast not covered by an existing Purchase Order.

                  (ii) Cost Reductions. During the initial two years of the term of this Agreement, Viasystems will use reasonable efforts, in cooperation with Buyer, to achieve reductions in the Costs of manufacture of the Products. Upon implementation of Viasystems-initiated Product engineering changes or external procurement or alternate sourcing activities that result in a reduction in Cost, Viasystems will receive 100% of the demonstrated Cost reduction for a period of no less than three months or until the business review after implementation of the engineering change. Cost reduction generated by changes in the Product and initiated by the Buyer shall be passed on to the Buyer from its date of implementation. In the event the reduction of Costs occurs in conjunction with a capital expenditure by Viasystems, Viasystems will be entitled to recover the cost of its capital expenditure prior to such Cost reduction being reflected in the purchase price of the Products. Thereafter, Viasystems will share such Cost reductions with Buyer on a basis to be determined in good faith by the parties.

         d) Regular Business Reviews. The parties will have regular business reviews, as mutually agreed, to review the prices of the Products, Bill of Materials, Inventory strategy, cost reduction plans, quality, Forecasts and delivery performance and to mutually develop any modifications that may be necessary.

8.       LICENSE GRANTS; OWNERSHIP RIGHTS.

         a) Nonexclusive License. During the term of this Agreement, Viasystems shall be deemed to have been granted by Buyer a non-exclusive, non-transferable, royalty-free license, without right to sublicense, to use that part of Buyer's Intellectual Property required to manufacture the Products for sale to Buyer pursuant to the terms of this Agreement.

         b) Software. All software that Buyer provides to Viasystems is and shall remain the property of Buyer. Viasystems shall have a non-exclusive, non-transferable, royalty-free license (without right to sublicense), to copy, modify and use this software during the term of this Agreement solely for the purpose of manufacturing Product for sale to Buyer pursuant to the terms of this Agreement. All copied and modified versions of this software is and shall remain the property of Buyer. All software developed by Viasystems to support the process tooling or otherwise shall be and remain the property of Viasystems unless funded by Buyer, in which case such software shall be owned by Buyer, and Viasystems hereby assigns all its right, title and interest in such software to Buyer and shall cooperate with Buyer, at Buyer's expense, before and after the termination of this Agreement, to permit Buyer in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in such software.

         c) Intellectual Property Rights. Each party shall retain sole ownership of, and all rights to, any Intellectual Property of any kind previously owned by that party or created solely by that party.

         d) Trademarks. In consideration of the fees set forth herein, Buyer further grants Viasystems a non-exclusive license to use the Trademarks on and in connection with the manufacture of the Products, and for this purpose to affix, subject to Buyer's prior written approval, the Trademarks to or on the Products. Such trademark license shall expire or terminate upon the expiration or termination of Viasystems' rights to manufacture the Products. The Trademarks may only be used in association with the manufacture and distribution of the Products pursuant to the terms of this Agreement, and any and all uses of the Trademarks shall be subject to the prior written approval of Buyer. Viasystems shall not remove trademark notices from any Product without the prior written consent of Buyer. Viasystems shall not use the name, Trademarks or logos associated with the Products in its business name. For purposes of the preceding paragraph, "Trademark" shall mean the trademarks that are associated with the Product which are approved by Buyer for use by Viasystems in the manufacture of the Products.

9.       CONFIDENTIAL INFORMATION.

         a) Nondisclosure and Nonuse. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth in this Agreement, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall disclose Confidential Information of the other party only to its directors, officers, employees, and consultants who are required to have such information in order for such party to carry out the transactions contemplated by this Agreement and only to the extent that such directors, officers and employees are bound not to disclose the Confidential Information. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

         b) Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

                  (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

                  (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

                  (iii) is disclosed with the prior written approval of the disclosing party;

                  (iv) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

                  (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or

                  (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

         c) Return of Confidential Information. Upon expiration or termination of this Agreement, each party shall promptly return all Confidential Information of the other party. In addition, each party shall, upon written request of the other party, return Confidential Information of such other party.

         d)       Remedies. Any breach of the restrictions contained in this
                  Section 9 is a breach of this Agreement which may cause irreparable harm to the non-breaching party. Any such breach shall entitle the non-breaching party to injunctive relief in addition to all legal remedies.

         e) Confidentiality of Agreement. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement:

                  (i)      as required by any court or other governmental body;

                  (ii)     as otherwise required by law;

                  (iii)    to legal counsel of the parties;

                  (iv) in confidence, to accountants, banks, financing sources and their advisors;

                  (v) in connection with the enforcement of this Agreement or rights under this Agreement; or

                  (vi) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

10.      INDEMNITY.

         a) At Buyer's request, Viasystems agrees to indemnify, defend and hold harmless Buyer, its affiliates, customers, employees, successors and assigns (all referred to as "Buyer") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from:

                  (i)      injuries or death of persons or damage to property
                           (a) caused by any willful act or negligent act or omission by Viasystems, including theft, which results in the failure of the Product to conform to Specifications or (b) in any way arising out of or caused by the work or services performed by Viasystems except to the extent caused by the negligence of Buyer; or

                  (ii) assertions under workers' compensation or similar acts made by persons furnished by Viasystems.

         b) Buyer Indemnification. Buyer shall indemnify, defend and hold harmless Viasystems and its officers, directors, employees and agents from any loss, claim, cost or damage, including reasonable attorney and accountant's fees, arising out of any claim, action, bodily injury and/or property damage based on the design, distribution, sale, or use of any Product manufactured in accordance with the Buyer's Specifications, except for any loss, claim, cost or damage which results from any willful or negligent act or omission by Viasystems which results in the failure of Viasystems to conform to Viasystems' warranty set forth in Section 11 hereof.

         c) Intellectual Property Infringement Indemnity. Buyer shall indemnify, defend and hold harmless Viasystems and its officers, directors, employees and agents from any loss, claim, cost or damage, including reasonable attorney and accountant's fees, arising out of any suit or proceeding based on a claim that any Product or portion thereof constitutes infringement of any copyright, mask work, patent, or trade secret, whether foreign for domestic, that exists as of the date Viasystems manufactured said Product or portion thereof; provided that:

                  (i) the claim arises as a result of the methods or processes of design, manufacture, assembly, or testing of such Products, where such methods or processes are contained in the Specifications for any Product or portion thereof provided by Buyer to Viasystems and used by Viasystems in the manufacture of the Products supplied to Buyer under this Agreement;

                  (ii) Buyer is given prompt written notice of such claim or action and complete authority for the defense or settlement of same, on the understanding that in all events, Viasystems shall have the right at its own expense to participate in such defense or compromise through counsel of its own choosing;

                  (iii) Viasystems provides such information and assistance in the defense or settlement of the claim as may be reasonably requested by Buyer;

                  (iv) Viasystems complies with any settlement or court order made in connection with any such claim; and

                  (v) Buyer shall not be responsible for any cost, expense or compromise incurred or made by Viasystems without Buyer's prior written consent, such consent not to be unreasonably withheld.

                  Notwithstanding the foregoing, Buyer assumes no liability for infringement claims with respect to any Product that is not manufactured in accordance with the Specifications. This section states the entire liability of Buyer with respect to all claims, damages, demands and loss whatsoever from or in respect to infringement, violation or misappropriation of any intellectual or industrial property or other proprietary right of any third person.

11.      WARRANTY AND DISCLAIMER.

         a) Viasystems warrants the products as delivered will conform to the detailed, written Specifications. Viasystems warrants that the Products as delivered will be free from defects in workmanship for 12 months from the date of shipment. All printed circuit boards are considered to be materials covered by this warranty. Viasystems warrants to Buyer and its customers that materials furnished will be new, merchandable, free from material defect and workmanship and will conform to and perform in accordance with the Specifications, drawings and samples. These warranties extend to the future performance of the Products and shall continue for the longer of one (1) year after the Products are delivered to Buyer or such greater period as may be mutually agreed upon by the parties in this Agreement or Purchase Order.

         b) Viasystems will replace, or at Buyer's options, credit or refund to Buyer the full purchase price of all non-complying Products within seven (7) days notice of such non-compliance. Viasystems shall bear the risk of in-transit loss and damage and shall prepay and bear the transportation charges for Products returned under these warranty conditions.

         c) In the event of a significant and exceptional defect in any material supplied by parties other than Viasystems and used by Viasystems in the manufacture of the Products (i) which is not discernable through Viasystems' normal inspection practices, and (ii) the resolution of which would incur significant costs to

                  Viasystems above and beyond the normal cost of doing business, Viasystems' warranty for defects in materials, including associated replacement costs, is limited to 1% of the value of the Purchase Order which relates to the affected parts. This warranty limitation does not apply to routine replacement of defective parts which can reasonably be considered as part of the normal course of business for Viasystems and Buyer.

         d) These warranties shall not apply to any Products which shall have been repaired or altered except by Viasystems or which shall have been subject to misuse, negligence, or accident, except where such misuse, negligence or accident is the direct or indirect result of the acts or omissions of Viasystems or its agents. Viasystems shall not be liable for any personal injury resulting directly from the Specifications for the Products manufactured by Viasystems.

         e) VIASYSTEMS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS MANUFACTURED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

         f) In no event shall either party be liable for incidental, consequential or special damage of any kind whether such damage arises under a claim from infringement, a breach of warranty or condition, breach of contract, negligence, strict liability or any other kind of civil liability connected with this Agreement.

12.      TERM AND TERMINATION.

         a) Term. This Agreement shall become effective on the date of this Agreement and shall continue until March 31, 2003; thereafter this Agreement shall be extended automatically at the end of the initial term or subsequent terms for successive additional one-year terms so long as Viasystems has satisfactorily achieved pricing, delivery and quality performance requirements (as reasonably established by the parties) during the preceding twelve month period, failing which the Buyer shall have the right to terminate this Agreement upon giving a 120 day notice prior to the end of the term then in effect.

         b) Termination for Cause. Either party may cancel this Agreement at any time if the other party breaches any term hereof and fails to cure such breach within sixty (60) business days after notice of such breach of if the other party shall be or becomes insolvent, or if either party makes an assignment for the benefit of creditors, or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution.

         c) Termination Liability. Neither party shall be liable in any manner on account of the termination or cancellation of this Agreement. The rights of termination and cancellation as set forth herein are absolute. Both Buyer and Viasystems are aware of the possibility of expenditures necessary in preparing for performance hereunder and the possible losses and damages which may occur to each in the event of termination or cancellation. Both parties clearly understand that neither shall be liable for damages of any kind (including but not limited to special, incidental or consequential damages) by reason of the termination or cancellation of this Agreement.

         d) Obligations Upon Termination. The termination or expiration of this Agreement shall in no way relieve either party from its obligation to pay the other any sums accrued hereunder prior to such termination or expiration. Upon termination or expiration, Buyer shall be responsible for the Products and Inventory in existence at the date of such termination or expiration in the same manner as for cancellation as set forth in Section 6.a).

         e) Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the following sections shall survive termination of this Agreement: 1, 2, 6, 7, 8, 9, 10, 11, 12 and 13.

13.      MISCELLANEOUS.

         a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendments or waiver effected in accordance with this Section 13a) shall be binding upon the parties and their respective successors and assigns.

         b) Successors and Assigns. Neither Buyer nor Viasystems shall assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, provided that Viasystems may delegate its obligations hereunder to any direct or indirect wholly-owned subsidiary of Viasystems. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Nothing in this Agreement shall prevent Viasystems from having all or part of the Products manufactured or Services rendered for Viasystems by a third party subcontractor, without the consent of Buyer.

         c) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Missouri, without giving effect to principles of conflicts of law, and expressly excluding the Convention for the International Sale of Goods.

         d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage pre-paid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

         g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

         h) Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written and oral agreements existing between the parties hereto regarding such transactions are expressly cancelled.

         i) Independent Contractors. The relationship of Viasystems and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either party the power to direct and control the day-to-day activities of the other, (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

         j) Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand and requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto, the party so affected upon giving prompt notice to the other parties shall be excused from such performance during such prevention, restriction or interference.

                  The parties have executed this Agreement as of the date first set forth above.

BUYER                                        VIASYSTEMS:

SR TELECOM S.A.S.                            VIASYSTEMS, INC.

By: /s/ David Adams                          By: /s/ David J. Webster
    --------------------------                   ------------------------------

Name:_________________________               Name: David J. Webster
                                                   ----------------------------
               (print)                                       (print)

Title:________________________               Title: Sr VP

Address:______________________               Address: 101 S. Hanley, Suite 400
        ______________________                        St. Louis, MO 63105

Fax Number:___________________               Fax Number: (314) 746-2251

SR TELECOM INC.

VP Finance ICFO

By: /s/ Pierre St-Arnaud
    --------------------------

Name: Pierre St-Arnaud
      ------------------------
               (print)

Title: President and CEO

Address:______________________
        ______________________

Fax:_________________________

                                  CONFIDENTIAL